Exhibit 99.1

Papa John’s Announces First Quarter 2013 Results

2013 Earnings Guidance Increased; First Quarter Comparable Sales Increases of 1.6% for North America and 8.2% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 7, 2013--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 31, 2013.

Highlights

  First quarter earnings per diluted share of $0.85 in 2013 compared to $0.69 in 2012 ($0.84 in 2013 and $0.79 in 2012, or an increase of 6.3%, excluding the impact of the 2012 Incentive Contribution)
  System-wide comparable sales increases of 1.6% for North America and 8.2% for international during the quarter
  34 worldwide net unit openings during the quarter
  2013 earnings guidance increased to a range of $2.90 to $3.00 per diluted share, from prior guidance of $2.85 to $2.95 per diluted share
  Borrowing capacity on the line of credit increased to $300 million from $175 million

“We are pleased to maintain our momentum in the first quarter, with solid increases in EPS, global comp sales, and unit builds,” said Papa John’s founder, chairman and chief executive officer, John Schnatter. “We are excited about both the health of the pizza category and the strength of the Papa John’s brand as we continue to grow around the world.”

First quarter 2013 revenues were $355.6 million, a 7.3% increase from first quarter 2012 revenues of $331.3 million. First quarter 2013 net income was $19.3 million, compared to first quarter 2012 net income of $17.0 million ($19.1 million and $19.4 million, for the first quarter of 2013 and 2012, respectively, excluding the impact of the previously disclosed 2012 Incentive Contribution discussed below). First quarter 2013 diluted earnings per share were $0.85 compared to first quarter 2012 diluted earnings per share of $0.69 ($0.84 for the first quarter of 2013 and $0.79 for the first quarter of 2012, excluding the impact of the 2012 Incentive Contribution).

Marketing Incentive Contribution

The following table reconciles our GAAP financial results to our results excluding the Incentive Contribution for the first quarter of 2013 versus the first quarter of 2012:

	First Quarter
	Mar. 31,	Mar. 25,
(In thousands, except per share amounts)	2013	2012

Income before income taxes, as reported	$30,297	$27,520
Incentive Contribution (a)	(250)	3,721
Income before income taxes, excluding Incentive Contribution	$30,047	$31,241

Net income, as reported	$19,306	$16,981
Incentive Contribution (a)	(165)	2,439
Net income, excluding Incentive Contribution	$19,141	$19,420

Earnings per diluted share, as reported	$0.85	$0.69
Incentive Contribution (a)	(0.01)	0.10
Earnings per diluted share, excluding Incentive Contribution	$0.84	$0.79

(a) As previously disclosed, in connection with a 2012 multi-year supplier agreement, the Company received a $5.0 million supplier marketing payment in the first quarter of 2012. The Company is recognizing the supplier marketing payment evenly as income over the five-year term of the agreement ($250,000 per quarter). The Company then contributed the supplier marketing payment to the Papa John’s Marketing Fund (“PJMF”), an unconsolidated, non-profit corporation, for the benefit of domestic restaurants. The Company’s contribution to PJMF was fully expensed in the first quarter of 2012. PJMF elected to distribute the $5.0 million supplier marketing payment to the domestic system as advertising credits in the first quarter of 2012. Our domestic company-owned restaurants’ portion resulted in an increase in income before income taxes of approximately $1.0 million in the first quarter of 2012. These transactions together are referred to as the “Incentive Contribution.” The Incentive Contribution resulted in an increase in income before income taxes of $250,000 in the first quarter of 2013 and a reduction in income before income taxes of $3.7 million in the first quarter of 2012.

The results shown in the table above and elsewhere in this press release, which exclude the Incentive Contribution, are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the impact of the Incentive Contribution is important for purposes of comparison to prior year results. In addition, management uses these non-GAAP measures to allocate resources, and analyze trends and underlying operating performance. Annual cash bonuses, and certain long-term incentive programs for various levels of management, were based on financial measures that excluded the Incentive Contribution.

Global Restaurant and Comparable Sales Information

	First Quarter
	Mar. 31, 2013	Mar. 25, 2012

Global restaurant sales growth (a)	6.1%	6.1%

Global restaurant sales growth, excluding the
impact of foreign currency (a)	6.5%	6.3%

Comparable sales growth (b)
Domestic company-owned restaurants	3.9%	3.0%
North America franchised restaurants	0.8%	0.5%
System-wide North America restaurants	1.6%	1.1%

System-wide international restaurants	8.2%	8.4%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency conversion.

Management believes global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue Highlights

Consolidated revenues were $355.6 million for the first quarter of 2013, an increase of $24.3 million, or 7.3% over the corresponding 2012 period. This increase in revenues for the first quarter of 2013 was primarily due to the following:

  Domestic company-owned restaurant sales increased $14.1 million, or 9.8%, primarily due to an increase of 3.9% in comparable sales during the first quarter of 2013 and the net acquisition of 50 restaurants in the Denver and Minneapolis markets from a franchisee in the second quarter of 2012.
  North America franchise royalty revenue increased $215,000, or 1.0%, as the increase in net franchise units over the prior year and positive comparable sales of 0.8% were substantially offset by reduced royalties attributable to the company’s net acquisition of the 50 restaurants noted above.
  Domestic commissary sales increased $6.3 million, or 4.6%, due to an increase in the volume of sales as well as increases in the prices of certain commodities.
  International revenues increased $3.1 million, or 18.2%, primarily due to an increase in the number of restaurants and an increase in comparable sales of 8.2%, calculated on a constant dollar basis.

Operating Highlights

First quarter 2013 income before income taxes was $30.3 million ($30.0 million excluding the Incentive Contribution) compared to first quarter 2012 income before income taxes of $27.5 million ($31.2 million excluding the Incentive Contribution). The table below summarizes income before income taxes on a reporting segment basis excluding the Incentive Contribution, as previously discussed:

	Mar. 31,	Mar. 25,	Increase
(In thousands)	2013	2012	(Decrease)

Domestic company-owned restaurants	$10,956	$12,321	$(1,365)
Less: Incentive Contribution (a)	-	1,029	(1,029)
Domestic company-owned restaurants,excluding
Incentive Contribution	10,956	11,292	(336)

Domestic commissaries	10,163	11,166	(1,003)
North America franchising	18,222	18,140	82
International	341	272	69
All others	659	395	264
Unallocated corporate expenses	(9,518)	(14,784)	5,266
Less: Incentive Contribution (a)	250	(4,750)	5,000
Unallocated corporate expenses, excluding
Incentive Contribution	(9,768)	(10,034)	266

Elimination of intersegment (profit) loss	(526)	10	(536)
Total income before income taxes, excluding
Incentive Contribution (a)	$30,047	$31,241	$(1,194)

(a) See Marketing Incentive Contribution table above for additional details and GAAP reconciliation.

First quarter 2013 income before income taxes decreased approximately $1.2 million, or 3.8%, excluding the Incentive Contribution. This was primarily attributable to the following:

  Domestic company-owned restaurants operating income decreased approximately $300,000 primarily due to an increase in commodity costs. In addition, the first quarter of 2012 included significant supplier incentives. These decreases were substantially offset by incremental profits associated with higher comparable sales of 3.9%.
  Domestic commissaries operating income decreased $1.0 million. The decrease was primarily driven by a higher than usual profit margin in the first quarter of 2012. The 2013 profit margin was in line with the Company's expectations. We manage commissary results on a full year basis and anticipate the 2013 full year profit margin will approximate 2012.

These decreases were partially offset by improvements in all remaining segments, as outlined in the table above. This includes our International segment, which reported operating income of $341,000 in the first quarter of 2013. This was an improvement of $69,000 over the first quarter of 2012. The increased profits were primarily due to higher royalties attributable to the strong 8.2% comparable sales and net unit growth, including improvement in overall United Kingdom results. These improvements were substantially offset by higher operating expenses in China associated with new company-owned restaurants.

The first quarter 2013 effective income tax rate was 32.9%, representing a decrease of 0.6% from the prior year rate of 33.5%. The lower tax rate in the first quarter of 2013 was primarily due to the reinstatement of certain 2012 tax credits under the American Taxpayer Relief Act of 2012. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the settlement or resolution of specific federal and state issues.

The company’s free cash flow, a non-GAAP financial measure, for the first quarters of 2013 and 2012 was as follows (in thousands):

	First Quarter
	Mar. 31	Mar. 25,
	2013	2012

Net cash provided by operating activities (a)	$29,914	$44,093
Purchase of property and equipment (b)	(13,248)	(6,403)
Free cash flow	$16,666	$37,690

(a) The decrease of approximately $14.2 million was primarily due to unfavorable changes in working capital including the timing of income tax and other payments in the first quarter of 2013.

(b) The increased purchases of property and equipment primarily relate to spend on equipment for the planned New Jersey dough production and technology investments.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 31, 2013.

Global Restaurant Unit Data

At March 31, 2013, there were 4,197 Papa John’s restaurants operating in all 50 states and in 34 countries, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
First Quarter
Beginning - December 30, 2012	648	2,556	3,204	959	4,163
Opened	1	31	32	28	60
Closed	-	(15)	(15)	(11)	(26)
Ending - March 31, 2013	649	2,572	3,221	976	4,197

Restaurant unit growth	1	16	17	17	34

% increase	0.2%	0.6%	0.5%	1.8%	0.8%

Our development pipeline as of March 31, 2013 included approximately 1,400 restaurants (300 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter of 2013 and subsequent repurchases through April 30, 2013 (in thousands):

Period	Number of Shares	Cost

First Quarter 2013	549	$32,122

April 1, 2013 through April 30, 2013	290	$17,733

There were 22.8 million diluted weighted average shares outstanding for the first quarter, representing a decrease of 6.7% over the prior year comparable period. Diluted earnings per share increased $0.06 for the first quarter of 2013 due to the reduction in shares outstanding resulting from the share repurchase program. Approximately 21.9 million actual shares of the company’s common stock were outstanding as of March 31, 2013.

2013 Earnings Guidance Update

The company raised its 2013 guidance for diluted earnings per share and reaffirmed all other guidance. The update is as follows:

	Updated Guidance	Previous Guidance

Diluted earnings per share	$2.90 - $3.00	$2.85 - $2.95

Line of Credit Increased to $300 Million

As announced on May 6, 2013, we have increased the borrowing capacity under our line of credit to $300 million from $175 million. The amendment to our line of credit also extended the maturity date to April 2018 and has very similar terms as our previous line of credit. We are pleased to have this increased borrowing capacity to provide us greater flexibility in supporting future growth and driving long term shareholder value.

Conference Call

A conference call is scheduled for May 8, 2013 at 10:00 a.m. Eastern Time to review our first quarter 2013 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, through May 12, 2013. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 855-859-2056 (U.S. and Canada) or 404-537-3406 (international). The Conference ID is 36645921.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences and adverse general economic and political conditions, including increasing tax rates, and their resulting impact on consumer buying habits;
  the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants;
  failure to maintain our brand strength and quality reputation;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, which could be impacted by challenges securing financing, finding suitable store locations or securing required domestic or foreign government permits and approvals;
  increases in or sustained high costs of food ingredients and other commodities;
  disruption of our supply chain due to sole or limited source of suppliers or weather, drought, disease or other disruption beyond our control;
  increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets and new store growth for our international operations;
  increased employee compensation, benefits, insurance, regulatory compliance and similar costs, including increased costs resulting from federal health care legislation;
  the credit performance of our franchise loan program;
  the impact of the resolution of current or future claims and litigation, and current or proposed legislation impacting our business;
  currency exchange or interest rates;
  failure to effectively execute succession planning, and our reliance on the services of our Founder and CEO who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with security breaches, including theft of company and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2012. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

For more information about the Company, please visit www.papajohns.com

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
	March 31, 2013	March 25, 2012
	(Unaudited)	(Unaudited)
(In thousands, except per share amounts)
Revenues:
North America:
Domestic Company-owned restaurant sales	$157,898	$143,815
Franchise royalties	20,733	20,518
Franchise and development fees	546	222
Domestic commissary sales	143,894	137,610
Other sales	12,607	12,258
International:
Royalties and franchise and development fees	5,067	4,486
Restaurant and commissary sales	14,859	12,367
Total revenues	355,604	331,276

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	37,073	32,456
Salaries and benefits	43,272	38,813
Advertising and related costs	14,793	12,699
Occupancy costs	8,711	7,898
Other operating expenses	22,745	20,418
Total domestic Company-owned restaurant expenses	126,594	112,284

Domestic commissary and other expenses:
Cost of sales	117,778	112,838
Salaries and benefits	10,067	9,003
Other operating expenses	16,007	14,306
Total domestic commissary and other expenses	143,852	136,147

International operating expenses	12,653	10,392
General and administrative expenses	33,158	31,596
Other general expenses	1,185	5,674
Depreciation and amortization	8,537	7,927
Total costs and expenses	325,979	304,020

Operating income	29,625	27,256
Net interest income	672	264
Income before income taxes	30,297	27,520
Income tax expense	9,978	9,213
Net income, including redeemable noncontrolling interests	20,319	18,307
Income attributable to redeemable noncontrolling interests	(1,013)	(1,326)
Net income, net of redeemable noncontrolling interests	$19,306	$16,981

Basic earnings per common share	$0.87	$0.71
Earnings per common share - assuming dilution	$0.85	$0.69

Basic weighted average shares outstanding	22,256	24,053
Diluted weighted average shares outstanding	22,806	24,438

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 30,
	2013	2012
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$24,551	$16,396
Accounts receivable, net	44,792	44,647
Notes receivable, net	3,181	4,577
Inventories	23,922	22,178
Deferred income taxes	7,575	10,279
Prepaid expenses and other current assets	17,169	20,549
Total current assets	121,190	118,626

Property and equipment, net	198,559	196,661
Notes receivable, less current portion, net	13,764	12,536
Goodwill	78,065	78,958
Other assets	31,707	31,627
Total assets	$443,285	$438,408

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,218	$32,624
Income and other taxes payable	11,672	10,429
Accrued expenses and other current liabilities	53,577	60,528
Total current liabilities	97,467	103,581

Deferred revenue	6,892	7,329
Long-term debt	108,911	88,258
Deferred income taxes	9,689	10,672
Other long-term liabilities	41,326	40,674
Total liabilities	264,285	250,514

Redeemable noncontrolling interests	6,294	6,380

Total stockholders' equity	172,706	181,514
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$443,285	$438,408

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 31, 2013	March 25, 2012
	(Unaudited)	(Unaudited)
Operating activities
Net income, including redeemable noncontrolling interests	$20,319	$18,307
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for uncollectible accounts and notes receivable	314	547
Depreciation and amortization	8,537	7,927
Deferred income taxes	3,325	(912)
Stock-based compensation expense	1,681	1,694
Excess tax benefit on equity awards	(1,142)	(129)
Other	(180)	296
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(627)	(2,670)
Inventories	(1,744)	1,122
Prepaid expenses and other current assets	3,380	(5)
Other assets and liabilities	38	1,160
Accounts payable	(406)	1,987
Income and other taxes payable	1,243	9,850
Accrued expenses and other current liabilities	(4,641)	1,221
Deferred revenue	(183)	3,698
Net cash provided by operating activities	29,914	44,093

Investing activities
Purchases of property and equipment	(13,248)	(6,403)
Loans issued	(1,748)	(687)
Repayments of loans issued	1,916	703
Other	319	5
Net cash used in investing activities	(12,761)	(6,382)

Financing activities
Net proceeds (repayments) on line of credit facility	20,652	(1,489)
Excess tax benefit on equity awards	1,142	129
Tax payments for restricted stock issuances	(843)	(303)
Proceeds from exercise of stock options	2,704	3,728
Acquisition of Company common stock	(32,122)	(13,820)
Contributions from redeemable noncontrolling interest holders	350	-
Distributions to redeemable noncontrolling interest holders	(1,000)	-
Other	112	82
Net cash used in financing activities	(9,005)	(11,673)

Effect of exchange rate changes on cash and cash equivalents	7	132
Change in cash and cash equivalents	8,155	26,170
Cash and cash equivalents at beginning of period	16,396	18,942

Cash and cash equivalents at end of period	$24,551	$45,112

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer